UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2014

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2014, Vanda Pharmaceuticals Inc. (“Vanda”) and Square 54 Office Owner LLC (the “Landlord”) entered into a lease amendment for Vanda’s headquarters at 2200 Pennsylvania Avenue, N.W. in Washington, DC (the “Lease Amendment”). Under the Lease Amendment, Vanda shall have the right to occupy an additional 8,860 square feet in the building. The Lease Amendment will have a 12 year and one month term beginning on September 1, 2014, but may be terminated early by either the Landlord or Vanda upon certain conditions. Vanda will pay approximately $381,000 in annual rent over the term of the Lease Amendment, however rent will be abated for the first nine months. The Landlord will provide Vanda with an allowance of approximately $750,000 for construction on the premises to Vanda’s specifications, subject to certain conditions. Subject to the prior rights of other tenants in the building, Vanda will have the right to renew the Lease Amendment for five years following the expiration of its original term. Vanda paid advanced rent of approximately $32,000 upon execution of the Lease Amendment. Vanda will also have the right to sublease or assign all or a portion of the premises, subject to standard conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANDA PHARMACEUTICALS INC.

By:	/s/ James P. Kelly
	Name:	James P. Kelly
	Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

Dated: March 21, 2014